EXHIBIT 5.1

www.stinson.com
1201 Walnut, Suite 2900
Kansas City, MO 64106-2150
Tel (816) 842-8600
Fax (816) 691-3495
October 19, 2007
Quest Energy Partners, L.P.
9520 North May Avenue, Suite 300
Oklahoma City, OK 73120

Re:	Quest Energy Partners, L.P.
8,750,000 Common Units
Ladies and Gentlemen:
     We have acted as counsel to Quest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration on Form S-1, as amended (Registration No. 333-144716) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering and sale of up to an aggregate of 8,750,000 common units representing limited partner interests in the Partnership (the “Common Units”).
     We are rendering this opinion as of the time the Registration Statement becomes effective in accordance with Section 8(a) of the Securities Act.
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto, such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”, which as used herein includes the statutory provisions contained therein, the Delaware Constitution and judicial opinions interpreting these laws), documents, partnership records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter, including, without limitation, (a) the Certificate of Limited Partnership of the Partnership, (b) the Amended and Restated Agreement of Limited Partnership of the Partnership and (c) certain resolutions adopted by the board of directors of Quest Energy GP, LLC, the general partner of the Partnership.
     Based on the foregoing, we are of the opinion as follows:
     1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.
KANSAS CITY
OVERLAND PARK
WICHITA
WASHINGTON, D.C.
PHOENIX
ST. LOUIS
OMAHA
JEFFERSON CITY

Quest Energy Partners, L.P.
October 19, 2007

     2. The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership’s Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.
     The opinions expressed herein are limited in all respects to the Federal laws of the United States of America and the Delaware Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the Common Units” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, STINSON MORRISON HECKER llp
/s/ Stinson Morrison Hecker LLP